SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:

Montgomery Investment Trust

Address of Principal Business Office:

6960 Gulf of Mexico Drive

Longboat Key, Florida  34228

Telephone:

1-888-686-2729

Agent for Service of Process:

A. Lee Price

6960 Gulf of Mexico Drive

Longboat Key, Florida  34228

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES /X/

NO  /  /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Atlanta and in the state of Georgia on the 7th day of June, 2011.

Signature:  Montgomery Investment Trust

By:

/s/ Brent S. Gillett

Brent S. Gillett

Trustee

Attest:

Name:

Title:

Assistant Secretary